Statements re computation of per share earnings                         Exhibit 11
(In Thousands Except for Per Share Data)

                                                        Year ended December 31
                                                  ---------------------------------
                                                     1998        1997        1996
                                                  ---------   ---------   ---------
BASIC NET INCOME PER SHARE
Weighted average common stock outstanding.......    10,215      10,093       9,970
                                                  =========   =========   =========
Net income......................................   $20,213     $17,915     $15,029
                                                  =========   =========   =========
Basic net income per share......................     $1.98       $1.78       $1.50
                                                  =========   =========   =========

DILUTED NET INCOME PER SHARE
Weighted average common stock outstanding.......    10,215      10,093       9,970

Common equivalent shares for stock options using
    the treasury stock method...................       210         176          72
                                                  ---------   ---------   ---------
Weighted average shares outstanding.............    10,425      10,269      10,042
                                                  =========   =========   =========
Net income......................................   $20,213     $17,915     $15,029
                                                  =========   =========   =========
Diluted net income per share....................     $1.94       $1.75       $1.50
                                                  =========   =========   =========

All share and per share information has been adjusted for the 3% stock dividend declared in November 1998.